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                                   EXHIBIT 11

                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (in thousands except for per share amounts)

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

                                                    Nine Months Ended                Three Months Ended
                                                      September 30,                     September 30,
                                                      -------------                     -------------
                                                  1996             1995*            1996            1995*
                                                  ----             -----            ----            -----
Weighted average shares outstanding             55,753            55,660           55,769           55,686

Equivalent shares assumed to be
   outstanding for:
     Stock options                                 263               209              239              214
     Convertible debentures
                                                 1,792             1,792            1,792            1,792
                                              --------          --------          -------          -------
Number of shares for primary
   computation                                  57,808            57,661           57,800           57,692

Other dilutive equivalent shares--
  stock options                                    -0-                 7              -0-                7
                                              --------          --------          -------          -------
 Number of shares assuming full
  dilution                                      57,808            57,668           57,800           57,699
                                              ========          ========          =======          =======

Net income                                    $160,793          $176,988          $46,949          $58,603

Interest on convertible debentures--
  net of tax                                     2,145             2,145              715              715
                                              --------          --------          -------          -------


Net income for per share computation          $162,938          $179,133          $47,664          $59,318
                                              ========          ========          =======          =======
Earnings per share:

  Total Primary                               $   2.82          $   3.11          $   .82          $  1.03
                                              ========          ========          =======          =======
  Fully Diluted                               $   2.82          $   3.11          $   .82          $  1.03
                                              ========          ========          =======          =======
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*Common shares and their equivalent have been adjusted to reflect the 5% stock dividend effective March 15, 1996.